EXHIBIT 10.4

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This First Amendment to the Amended and Restated Employment Agreement (this “Amendment”) is made and entered into as of July 30, 2020, by and between AAR CORP., a Delaware corporation (“Company”), and John M. Holmes (“Employee”).

WHEREAS, the Company and the Employee are parties to that Amended and Restated Employment Agreement dated as of May 24, 2018 (the “Employment Agreement”);

WHEREAS, the Company has entered into a Payroll Support Program Agreement with the United States Department of the Treasury dated July 30, 2020 (“PSP Agreement”) under the CARES Act (defined below), pursuant to which the Company is subject to certain limitations on the payment of Total Compensation (as defined below) to Employee for the period beginning March 24, 2020 and ending March 24, 2022 (the “restriction period”);

WHEREAS, the amount of Total Compensation, particularly long-term incentive awards, that the Company otherwise would consider awarding to Employee during the restriction period would be more than the amount of Total Compensation that otherwise could be awarded or paid to Employee in compliance with the PSP Agreement;

WHEREAS, the Company may in the future apply for and receive a loan, loan guarantee or other financial assistance under the CARES Act; and

WHEREAS, the Company and Employee desire to amend the Employment Agreement as herein set forth to reflect the limitations under the PSP Agreement and the CARES Act and other certain mutually agreed upon changes to the terms and conditions thereof.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.Amendments.  The Employment Agreement is hereby amended, effective as of July 30, 2020, as follows:

(a)Section 2 of the Employment Agreement is hereby amended by (i) deleting “May 31, 2021” and replacing it with “May 31, 2023” and (ii) deleting “June 1, 2021” and replacing it with “June 1, 2023”.

(b)Section 4 of the Employment Agreement is hereby amended by designating the current paragraph as Section 4(a) and adding a new Section 4(b) to read as follows:

“(b)Notwithstanding Section 4(a), effective May 2, 2020, Employee’s Base Salary was reduced temporarily by 20%, from $825,000 to $660,000 per fiscal year.  Effective December 1, 2020, or such other date as the Compensation Committee may determine, Employee’s Base Salary shall be increased to $900,000, which is the amount of pay determined by the Compensation Committee to be appropriate; provided that such $900,000 amount, or any subsequent increase thereto approved by the Compensation Committee, shall be considered Employee’s Base Salary from and after the date of this First Amendment for purposes of Section 5(a) (Annual Bonus), Section 7 (Termination) and Section 10 (Change in Control).”

(c)Section 7(b)((ii) is hereby amended to read as follows:

“(ii) a lump sum equal to two times the greater of (A) Employee’s target-level annual cash bonus amount under Section 5(a) for the fiscal year in which the termination occurs or (B) Employee’s average annual cash bonus under Section 5(a) paid for the preceding two fiscal years of the Company;”

(d)Section 7(c)(i) of the Employment Agreement is hereby amended to read as follows:

“(i) a material reduction in the nature or scope of Employee’s duties, responsibilities, authority, power or functions, or a material reduction in Employee’s compensation (including benefits) from then-current levels (other than a reduction in Employee’s compensation required for the Company to comply with Section 24 of this Agreement);”

(e)Section 10(a)(B) is amended to read as follows:

“The Company shall pay to Employee in a lump sum cash payment, within 30 days after the date of his termination, an amount equal to three times the sum of Employee’s Base Salary plus the greater of (A) Employee’s target-level annual cash bonus amount under Section 5(a) for the fiscal year in which the termination occurs or for the preceding fiscal year, whichever is greater; or (B) the cash bonus paid under Section 5(a) for the fiscal year of the Company most recently ended prior to the date of termination or for the preceding fiscal year, whichever is greater.”

(f)The Employment Agreement is further amended by adding a new Section 24 to read as follows:

“24. CARES Act.  The Total Compensation paid to Employee and Severance Pay or Other Benefits payable to Employee in connection with a termination of employment during the Restricted Period (each as defined below) may be limited pursuant to the terms of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) in connection with the Company entering into a loan, loan guarantee or other financial assistance, including but not limited to a Payroll Support Program Agreement (“PSP Agreement”), with the United States Secretary of the Treasury or other governmental entity under the CARES Act.  Notwithstanding anything to the contrary contained in this Agreement, Employee understands and agrees that (a) the amount of Total Compensation paid or amounts of Severance Pay or Other Benefits which may become payable during the Restricted Period may be limited or reduced by the Company’s Board of Directors or Compensation Committee, to the extent necessary to comply with the applicable provisions of the PSP Agreement and the CARES Act and (b) any such limitation or reduction to Employee’s Total Compensation or Severance Pay or Other Benefits shall not be a breach of this Agreement or otherwise constitute Good Reason as set forth in Section 7(c) of this Agreement.  For purposes of this Section 24, “Total Compensation” and “Severance Pay or Other Benefits” shall have their respective meanings set forth in the PSP Agreement or other CARES Act guidance as applicable. The “Restricted Period” shall have the meaning ascribed to it in the CARES Act, provided that for purposes of the PSP Agreement, it shall mean the period beginning March 24, 2020 and ending March 24, 2022.  This Section 24 is intended to, and shall be interpreted, administered and applied to comply with the PSP Agreement and the CARES Act.  To the extent permitted by the CARES Act or other applicable related law or agreement, any limitation or reduction to Employee’s compensation shall be made in good faith consultation with Employee.”

2.No Other Change.  Other than as modified by this Amendment, the Employment Agreement is hereby affirmed and ratified by the parties, as amended by this Amendment, and shall continue in full force and effect. Capitalized terms not defined in this Amendment shall have the meaning set forth in the Employment Agreement.

3.Conflict.  If any portion of this Amendment or any of the terms contained herein conflict with any of the terms contained in the Employment Agreement, then the terms contained in this Amendment shall control.

4.Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and which shall constitute but one and the same Amendment.

[Signature page follows]

WITNESS the due execution of this Amendment by the parties hereto as of the day and year first above written.

Employer:

AAR CORP.

By:	/s/ David P. Storch
David P. Storch
Chairman of the Board

Employee:

By:	/s/ John M. Holmes
John M. Holmes